Exhibit 2.1

Minco Gold Corporation
(An exploration stage enterprise)

Condensed Consolidated Interim Financial Statements
For the three and nine months ended September 30, 2016 and 2015
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

(1)

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of condensed consolidated interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited condensed consolidated interim financial statements of Minco Gold Corporation have been prepared by, and are the responsibility of, the Company's management. The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board applicable to the preparation of interim financial statements, including IAS 34, Interim Financial Reporting.

Minco Gold Corporation's independent auditor has not performed a review of these condensed consolidated interim financial statements in accordance with standards established by the Chartered Professional Accountants of Canada for a review of condensed consolidated interim financial statements by an entity's auditor.

Dr. Ken Cai	Larry Tsang, CPA, CA
President and CEO	Interim Chief Financial Officer

Vancouver, Canada
November 14, 2016

(2)

Notes to Condensed Consolidated Interim Financial Statements		9 - 18

1	General information and liquidity risk	9
2	Basis of preparation	9
3	Amendment	10
4	Cash and cash equivalents	11
5	Short-term investment	11
6	Mineral interests	11
7	Equity investment in Minco Silver Corporation	12
8	Receivable from a legal settlement	14
9	Non-controlling interest	15
10	Share capital	15
11	Related party transactions	16
12	Financial instruments	17

(3)

Minco Gold Corporation
(An exploration stage enterprise)
Condensed Consolidated Interim Statements of Financial Position

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	September 30,	December 31,
	2016	2015
Assets	$	$
Current assets
Cash and cash equivalents (note 4)	4,936,467	5,593,669
Short-term investment (note 5)	3,618,341	4,048,341
Receivables	64,914	11,122
Due from related parties (note 11)	551,280	12,387
Prepaid expenses and deposits	73,035	162,970
	9,244,037	9,828,489

Long-term deposit	51,277	51,277
Property, plant and equipment	7,938	10,428
Equity investment in Minco Silver (note 7)	4,872,756	6,631,094
Total Assets	14,176,008	16,521,288
Liabilities
Current liabilities
Accounts payable and accrued liabilities	124,378	389,522
Due to related party (note 11)	328,453	177,330
	452,831	566,852
Equity
Equity attributable to owners of the parent
Share capital (note 10(a))	41,976,886	41,911,823
Contributed surplus	9,310,734	9,247,685
Accumulated other comprehensive income	1,544,463	2,763,940
Deficits	(39,108,906)	(37,969,012)
Total equity	13,723,177	15,954,436
Total liabilities and equity	14,176,008	16,521,288

Approved by the Board of Directors

(signed) Malcolm Clay Director	(signed) Robert Callander Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(4)

Minco Gold Corporation
(An exploration stage enterprise)
Condensed Consolidated Interim Statements of Comprehensive Income (Loss)
For the three and nine months ended September 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015 Amended- Note 3	2016	2015 Amended- Note 3
	$	$	$	$
Exploration costs (note 6)	49,788	124,814	169,556	598,653

Administrative expenses
Accounting and audit	31,108	49,341	67,223	116,758
Amortization	464	3,870	2,489	33,768
Consulting	21,103	17,487	37,629	44,087
Directors' fees	11,000	18,000	38,638	47,124
Investor relations	457	13,116	11,413	36,598
Legal and regulatory	32,862	29,436	106,873	158,601
Office and miscellaneous	57,210	71,820	182,688	322,930
Property investigation	45,396	22,081	111,846	50,567
Salaries and benefits	27,400	53,544	90,818	322,426
Share-based compensation (note 10(b))	22,471	13,349	89,325	37,891
Travel and transportation	5,710	18,754	14,740	73,935
	255,181	310,798	753,682	1,244,685
Operating loss	(304,969)	(435,612)	(923,238)	1,843,338)
Finance income	15,465	19,790	48,087	38,042
Foreign exchange gain (loss)	72,739	47,068	(253,539)	29,924
Gain on sale of Minco Resources (note 1,3)	-	15,129,170	-	15,129,170
Gain on legal settlement (note 8)	38,657	-	527,657	51,745
Recovery (impairment) of equity investment in Minco Silver (note 7,3)	-	966,009	-	(2,205,638)
Share of gain (loss) from equity investment in Minco Silver (note 7)	(8,707)	326,989	(444,383)	1,285,567
Dilution loss (note 7)	(27,353)	-	(94,478)	-
Net income (loss) for the period	(214,168)	16,053,414	(1,139,894)	12,485,472
Net income (loss) attributable to:
Shareholders of the Company	(214,168)	16,057,986	(1,139,894)	12,526,258
Non-controlling interest	-	(4,572)	-	(40,786)
	(214,168)	16,053,414	(1,139,894)	12,485,472

Income (loss) per share - Basic and diluted	(0.00)	0.32	(0.02)	0.25
Weighted average number of common shares outstanding- Basic and diluted	50,732,729	50,017,670	50,672,089	50,371,850

(5)

Minco Gold Corporation
 (An exploration stage enterprise)
 Consolidated Statements of Changes in Equity
 For the three and nine months ended September 30, 2016 and 2015

 (in Canadian dollars)

	Three months ended		Nine months ended
		September 30,		September 30,
	2016	2015	2016	2015
	$	$	$	$
Net income (loss) for the period	(214,168)	16,053,414	(1,139,894)	12,485,472
Other comprehensive income (loss)
Items that may be reclassified subsequently to profit or loss:
Realized gain upon disposition of Minco Resources	-	(479,324)	-	(479,324)
Share of other comprehensive income (loss) of an equity investee (note 7)	149,744	464,239	(1,219,477)	1,687,308
Cumulated translation adjustment from NCI	-	11,060	-	37,223
Gain on translation from the functional to the presentation currency	-	19,465	-	101,238
Total comprehensive income (loss) for the period	(64,424)	16,068,854	(2,359,371)	13,831,917
Comprehensive income (loss) attributable to:
Shareholders of the Company	(64,424)	16,062,365	(2,359,371)	13,835,480
Non-controlling interest	-	6,489	-	(3,563)
	(64,424)	16,068,854	(2,359,371)	13,831,917

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(6)

Minco Gold Corporation
 (An exploration stage enterprise)
 Condensed Consolidated Interim Statements of Changes in Equity
 For the nine months ended September 30, 2016, and 2015

 (Unaudited, expressed in Canadian dollars, unless otherwise stated)

		Attributable to equity owner of the Company
	Number of shares	Share capital	Contributed surplus	Accumulated other comprehensive income	Deficits	Subtotal	Non-controlling interest	Total equity
		$	$	$	$	$	$	$

Balance - January 1, 2015	50,514,881	41,882,757	9,179,213	1,183,086	(52,330,354)	(85,298)	4,988,512	4,903,214
Net income (loss) for the period	-	-	-	-	12,526,258	12,526,258	(40,786)	12,485,472
Other comprehensive income	-	-	-	1,309,222	-	1,309,222	37,223	1,346,445
Sale of Minco Resources	-	-	-	-	-	-	(4,984,949)	(4,984,949)
Proceeds on issuance of shares from exercise of options	46,500	29,066	(11,776)	-	-	17,290	-	17,290
Share-based compensation	-	-	37,891	-	-	37,891	-	37,891
Balance – September 30, 2015	50,561,381	41,911,823	9,205,328	2,492,308	(39,804,096)	13,805,363	-	13,805,363

Balance - January 1, 2016	50,581,381	41,911,823	9,247,685	2,763,940	(37,969,012)	15,954,436	-	15,954,436

Net loss for the period	-	-	-	-	(1,139,894)	(1,139,894)	-	(1,139,894)
Other comprehensive loss	-	-	-	(1,219,477)	-	(1,219,477)	-	(1,219,477)
Proceeds on issuance of shares from exercise of options	152,000	65,063	(26,276)	-	-	38,787	-	38,787
Share-based compensation	-	-	89,325	-	-	89,325	-	89,325
Balance – September 30, 2016	50,733,381	41,976,886	9,310,734	1,544,463	(39,108,906)	13,723,177	-	13,723,177

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(7)

Minco Gold Corporation
(An exploration stage enterprise)
Condensed Consolidated Interim Statements of Cash Flow
For the nine months ended September 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Nine months ended September 30,
	2016	2015
		Amended- Note 3
	$	$
Operating activities
Net income (loss) for the period (1,139,894)		12,485,472
Adjustments for:
Amortization	2,489	33,768
Share of loss (gain) on equity investment in Minco Silver	444,383	(1,285,567)
Impairment of equity investment in Minco Silver (note 3)	-	2,205,638
Dilution loss (note 7)	94,478	-
Foreign exchange loss (gain)	253,539	(38,803)
Gain on sale of Minco Resources (note 1,3)	-	(15,129,170)
Gain on legal settlement (note 8)	-	(51,745)
Share-based compensation (note 10 (b))	89,325	37,891
Changes in items of working capital:
Receivables	(53,792)	(22,814)
Due from/to related parties	(387,769)	365,997
Prepaid expenses and deposits	89,935	(44,604)
Accounts payable and accrued liabilities	(265,144)	(192,346)
Net cash used in operating activities	(872,450)	(1,636,283)
Investing activities
Net cash outflow from sale of Minco Resources and its subsidiaries	-	(1,452,910)
Proceeds from legal settlement	-	98,940
Property, plant and equipment	-	15,231
Net redemption of short-term investments	430,000	6,210,982
Net cash generated from investing activities	430,000	4,872,243
Financing activities
Proceeds from stock option exercises	38,787	17,290
Net cash generated from financing activities	38,787	17,290
Effect of exchange rate changes on cash	(253,539)	208,184
(Decrease) increase in cash and cash equivalents	(657,202)	3,461,434
Cash and cash equivalents- Beginning of period	5,593,669	2,117,038
Cash and cash equivalents- End of period	4,936,467	5,578,472

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(8)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and nine months ended September 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

1.	General information and disposition of assets
Minco Gold Corporation ("Minco Gold" or the "Company") was incorporated in 1982 under the laws of British Columbia, Canada as Cap Rock Energy Ltd. The Company changed its name to Minco Gold in 2007. The registered office of the Company is 2772 – 1055 West Georgia Street, British Columbia, Canada. The Company has listed its common shares on the Toronto Stock Exchange ("TSX") under the symbol "MMM", and the NYSE MKT under the symbol "MGH".

As at September 30, 2016, Minco Gold owned an 18.27% (December 31, 2015 – 18.45%) equity interest in Minco Silver Corporation ("Minco Silver"), a TSX listed company.

On May 22, 2015, the Company entered into the share purchase agreement ("SPA") with Minco Silver and Minco Silver's wholly-owned subsidiary, Minco Investment Holding HK Ltd. ("Minco Investment"). Pursuant to the SPA, the Company disposed most of its mineral interests through the sale of all of the issued and outstanding shares of its wholly-owned subsidiary, Minco Resources Limited ("Minco Resources"), which held interests in Minco Mining (China) Corporation ("Minco China") to Minco Investment. Minco China consolidated certain subsidiaries including Yuanling Minco Mining Ltd. ("Yuanling Minco"), Tibet Minco Mining Co. Ltd. ("Tibet Minco"), Huaihua Tiancheng Mining Ltd. ("Huanihua Tiancheng"), and a 51% interest in Guangdong Mingzhong Mining Co. Ltd. ("Mingzhong"), which owned the Changkeng Gold Project until July 31, 2015 when the SPA was completed

Three assets were retained by the Company including the contingent receivable from a legal settlement with 208 Team (note 8) and the Gold Bull Mountain and Longnan exploration permits (note 6) (collectively the "Retained Assets").

 As the Company ceased to have operating subsidiaries in China after the completion of the SPA, the Company has entered into a trust agreement with Minco Silver and Minco China where Minco China holds the above Retained Assets in trust for Minco Gold.

The Company is an exploration stage enterprise engaged in exploration and evaluation of gold-dominant mineral properties and projects and is currently reviewing new mineral properties of merit.
2.	Basis of preparation
The Company did not have subsidiaries during the three and nine months ended September 30, 2016. The comparative figures presented in these condensed consolidated financial statements to account for the three and nine months ended September 30, 2015 include the accounts of the following former subsidiaries to the date of disposition, July 31, 2015 (note 1):

Name	Principal activities (ownership interest)		Country of Incorporation
Minco China	Exploring and evaluating mineral properties	(100%)	China
Yuanling Minco	Exploring and evaluating mineral properties	(100%)	China
Tibet Minco	Exploring and evaluating mineral properties	(100%)	China
Huaihua Tiancheng	Exploring and evaluating mineral properties	(100%)	China
Minco Resources	Holding company	(100%)	Hong Kong
Mingzhong	Exploring and evaluating mineral properties	(51%)	China

(9)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and nine months ended September 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

2.	Basis of preparation (continued)

Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

These condensed consolidated interim financial statements have been prepared in compliance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") applicable to the preparation of interim financial statements including IAS 34, Interim Financial Reporting. The condensed consolidated interim financial statements should be read in conjunction with the Company's annual financial statements for the year ended December 31, 2015, which have been prepared in accordance with IFRS as issued by the IASB.

The accounting policies applied in these condensed consolidated interim financial statements are consistent with those applied in the preparation of the consolidated annual financial statements for the year ended December 31, 2015.

These condensed consolidated interim financial statements were approved by the board of directors for issue on November 14, 2016.

3.   Amendment

In preparing the 2015 annual financial statements, the Company revised the amount of the gain on sale of Minco Resources and impairment of equity investment in Minco Silver originally recorded in the consolidated interim statements of income (loss) and consolidated interim statements of cash flow for the three and nine months ended September 30, 2015.  The changes had no impact on the income and the cash used in the operating activities for the three and nine months ended September 30, 2015. Details are as follows:

(10)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and nine months ended September 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

3.   Amendment

Consolidated interim statement of income	Previously
Three months ended September 30, 2015	reported	Adjustment	Amended
	$	$	$
Gain on sale of Minco Resources	18,536,407	(3,407,237)	15,129,170
Recovery (impairment) of equity investment in Minco Silver	(2,441,228)	3,407,237	966,009
Income for the period	16,053,414	-	16,053,414

Consolidated interim statement of income	Previously
Nine months ended September 30, 2015	reported	Adjustment	Amended
	$	$	$
Gain on sale of Minco Resources	18,536,407	(3,407,237)	15,129,170
Impairment of equity investment in Minco Silver	(5,612,875)	3,407,237	(2,205,638)
Income for the period	12,485,472	-	12,485,472

Consolidated interim statement of cash flow	Previously
Nine months ended September 30, 2015	reported	Adjustment	Amended
Operating activities:	$	$	$
Gain on sale of Minco Resources	(18,536,407)	3,407,237	(15,129,170)
Impairment of equity investment in Minco Silver	5,612,875	(3,407,237)	2,205,638
Net cash used in operating activities	(1,636,283)	-	(1,636,283)
Increase in cash and cash equivalent	3,461,434	-	3,461,434

4.   Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand and guaranteed investment certificates with initial maturities of less than three months. The company did not hold any cash equivalents as at September 30, 2016 and December 31, 2015. As at September 30, 2016, the cash balance included USD $3,697,606 ($4,860,021 equivalent) comparing to USD $4,007,446 ($5,557,926 equivalent) held on December 31, 2015.

5.   Short-term investment

As at September 30, 2016, short-term investment consisted of a cashable guaranteed investment ("GIC") of $3,618,341 (December 31, 2015 - $4,048,341) that earns an interest of $1.4% per annum and has a maturity on December 28, 2016.

6.   Mineral interests

As at September 30, 2016, the Company had the following mineral interests that are part of the Retained Assets. The Company is actively seeking buyers for these mineral interests.

a) Gansu – Longnan Property

After the completion of the SPA on July 31, 2015, Minco China held nine exploration permits in the trust for the Company in the Longnan region in the south of Gansu Province in China. The Longnan region is within the southwest Qinling gold field. The Longnan region consists of three projects including Yejiaba – four exploration permits; Yangshan – four exploration permits;

(11)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and nine months ended September 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.    Mineral interests (continued)

Xicheng East – one exploration permit, according to their geographic distribution, type and potential of mineralization.

On December 13, 2013, Minco China entered into an agreement with Gansu Yuandong Investment Co., Ltd ("YDIC") in which the Company agreed to sell two exploration permits in the Xicheng East and Yejiaba area to YDIC for RMB 0.8 million ($170,973). The process of transferring the titles to the two permits to YDIC was pending approval by Gansu province and the proceeds were not received as September 30, 2016.

On December 26, 2014, Minco China entered into an agreement with Beijing Runlong Investment Limited Company ("Beijing Runlong") in which the Company agreed to sell four exploration permits in the Yangshan area to Beijing Runlong for total cash proceeds of RMB 3,200,000 ($604,618).

As the proceeds were not received as at September 30, 2016, the Company considers Beijing Runlong is in default of the agreement. As a result, the titles of these four permits are still kept by the Company.

b) Hunan - Gold Bull Mountain
Minco China through its subsidiary Yuanling Minco holds the Gold Bull Mountain exploration permit in trust for the Company. This exploration permit expires on June 28, 2017.

c)	Exploration Costs

The following is a summary of exploration costs, net of recoveries, broken down by project:

	Three months ended		Nine months ended		Cumulative to
	September 30,		September 30,		September 30,
	2016	2015	2016	2015	2016
	$	$	$	$	$
Currently active properties:
- Gansu Longnan	44,152	48,531	152,722	418,258	12,550,433
- Guangdong Changkeng	-	7,047	-	87,986	8,285,703
- Hunan Gold Bull Mountain	5,636	69,236	16,834	92,303	2,333,445
- Guangdong Sihui	-	-	-	106	6,099

Total	49,788	124,814	169,556	598,653	23,175,680
(i) Changkeng Property was sold to Minco Silver on July 31, 2015

(12)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and nine months ended September 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

7.   Equity investment in Minco Silver Corporation

As at September 30, 2016, the Company owned 11,000,000 common shares of Minco Silver which represented 18.27% ownership of Minco Silver (December 31, 2015 – 11,000,000 share or 18.45%).

As at September 30, 2016, management evaluated its equity investment in Minco Silver and concluded that indicators of impairment or reversal were not identified as Minco Silver did not have significant changes during the nine months ended September 30, 2016. As a result, no impairment or impairment reversal is required.

	2016	2015
	$	$
As at January 1, Equity investment in Minco Silver	6,631,094	6,820,000
Dilution loss (i)	(94,478)	-
Share of income (loss) of Minco Silver	(444,383)	1,259,391
Share of other comprehensive income (loss) of Minco Silver (ii)	(1,219,477)	1,958,940
Unrealized gain on disposition of Minco Resources	-	(3,407,237)
Equity investment in Minco Silver as at September 30, 2016 and December 31, 2015	4,872,756	6,631,094

(i) The Company's interest in Minco Silver was diluted to 18.27% on September 30, 2016 from 18.45% on December 31, 2015, which resulted in the recognition of a dilution loss of $94,478.
(ii) Represents the exchange differences on translation from functional to presentation currency of Minco Silver's subsidiaries.

The following is a summary of Minco Silver's statements of position and reconciliation to carrying amounts as at September 30, 2016 and December 31, 2015:

	September 30,	December 31,
	2016	2015
	$	$
Cash and cash equivalents	21,038,670	26,202,564
Other current assets	31,227,779	33,039,404
Mineral interests	59,732,492	63,676,055
Property, plant and equipment	336,296	434,999
Current liabilities	439,018	638,550
Total equity	112,748,772	122,714,472

(13)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and nine months ended September 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

7.   Equity investment in Minco Silver Corporation (continued)

	September 30,	December 31,
	2016	2015
Minco Gold's share in percentage	18.27%	18.45%
Minco Gold's share of net assets of Minco Silver	$20,599,201	$22,640,820
Differences between Minco Gold's share of net asset and carrying value of the equity investment	(15,726,445)	(16,009,726)
Carrying value of investment in Minco Silver	$4,872,756	$6,631,094
Fair market value of investment in Minco Silver (based on the quoted market price of Minco Silver's shares as at September 30, 2016)	$15,400,000	$4,620,000

The following is a summary of Minco Silver's statements of comprehensive income for the three and nine months ended September 30, 2016 and 2015:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	$	$	$	$
Operating income (loss)	(102,824)	1,668,640	(2,995,597)	1,803,881
Net income (loss) attributed to
shareholders of Minco Silver	(50,138)	1,793,178	(2,420,605)	6,989,651
Non-controlling interest	(52,686)	(20,561)	(134,759)	(20,561)
Comprehensive income (loss) attributed to:
Shareholders of Minco Silver	757,010	4,309,830	(9,063,236)	16,136,587
Non-controlling interest	70,727	83,651	(1,160,142)	83,651
Comprehensive income (loss) for the period	827,737	4,393,481	(10,223,378)	16,220,238

8.   Receivable from a legal settlement

On December 16, 2010, Minco China entered into an agreement with the 208 Team, a subsidiary of China National Nuclear Corporation, to acquire a 51% equity interest in the Tugurige Gold Project located in Inner Mongolia, China (the "Agreement"). The 208 Team did not comply with certain of its obligations under the Agreement, including its obligation to set up a new entity (the "JV Co") and the transfer of its 100% interest in the Tugurige Gold Project to the JV Co. As a result, Minco China commenced legal action in China seeking compensation.

On March 25, 2013, Minco China settled its claim against the 208 Team relating to the Agreement for an amount of RMB 14 million ($2.4 million). Minco China received RMB 5 million ($801,395) during 2013 and recognized a receivable of RMB 4 million ($699,688) as at December 31, 2013. The Company received RMB 4 million ($720,095) in January 2014.

(14)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and nine months ended September 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

8.   Receivable from a legal settlement (continued)

On May 6, 2015, Minco China reached an agreement to settle its claim against the 208 Team for an amount of RMB 5.5 million ($1,138,472). The payments were to be received in following manner:

i)	On the signing date of the agreement- RMB 500,000 ($98,538) (received by Minco China on May 7, 2015)
ii)	On or before June 17, 2015- RMB 2,000,000 ($394,151)
iii)	On or before August 7, 2015- RMB 3,000,000 ($591,226)

Upon the completion of the SPA on July 31, 2015, the Company continued to hold the interest of the outstanding receivable (RMB 5,000,000) through a trust agreement with Minco China.

As at December 31, 2015, the remaining RMB 5 million balance receivable under the legal settlement was not settled and therefore, was not been recognized as an asset due to the uncertainty of collectability.

The Company, through Minco China, engaged a Chinese law firm to recommence a lawsuit against 208 Team to recover the remaining RMB 5 million unpaid balance on a contingent fee basis whereby the Company will pay the Chinese law firm 50% of the net amount recovered. On May 27, 2016, the Company obtained a judgment from the Highest Court of the People of Republic of China to order the 208 team to repay the Company the RMB 5,000,000, which was received, by the Minco China on the Company's behalf, on July 27, 2016 (Note 9).

As a result, the Company recognized a gain of $527,657 for the nine months ended September 30, 2016, which was the settlement payment received net of the related legal expenditures.

9.   Non-controlling interest

Below is summarized financial information (before inter-company elimination) of Mingzhong, a 51% owned subsidiary formerly owned by the Company until July 31, 2015.

For the period ended	September 30,	September 30,
	2016	2015
	$	$
Net loss	-	(101,050)
Other comprehensive income	-	75,966
Total comprehensive income (loss)	-	(25,084)
Loss allocated to NCI	-	(40,786)

(15)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and nine months ended September 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9. Non-controlling interest (continued)
For the period ended	September 30, 2016	September 30, 2015
	$	$
Cash flows from operating activities	-	87,500
Cash flows from financing activities	-	7,500
Effect of exchange rate changes on cash	-	33,700

10. Share capital
a.	Common shares
Authorized: 100,000,000 common shares without par value
Issued and outstanding: 50,733,381
b.	Stock options
Minco Gold may grant options to its directors, officers, employees and consultants under its stock option plan (the “Stock Option Plan”). The Company’s board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options are granted.  These options are equity-settled.
During the nine months ended September 30, 2016, the Company did not grant any stock options.
The maximum number of common shares reserved for issuance under the Stock Option Plan is   15% of the issued and outstanding common shares of the Company.
The Company uses the Black-Scholes option pricing model to determine the fair value of the options. Minco Gold recorded $22,471 and $89,325 in share-based compensation expense for the three and nine months ended September 30, 2016 (September 30, 2015 - $13,349 and $37,891).
A summary of the options outstanding is as follows:
	Number outstanding	Weighted average exercise price
		$
January 1, 2015	6,460,501	0.79
Granted	1,190,000	0.24
Exercised	(66,500)	0.26
Forfeited	(927,500)	0.55
Expired	(66,667)	0.93
Balance, December 31, 2015	6,589,834	0.72
Exercised	(152,000)	0.26
Forfeited	(30,000)	0.46
Expired	(1,122,500)	2.17

Balance, September 30, 2016	5,285,334	0.43
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Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and nine months ended September 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

10.   Share capital (continued)

The weighted average share price on the date of exercise for options exercised during nine months ended September 30, 2016 was $0.38 (2015 - $0.30). As at September 30, 2016, there was $14,752 (2015- $129,825) of unrecognized compensation cost relating to unvested stock options.

Options outstanding				Options exercisable

Range of exercise prices	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$			$		$
0.18 – 0.24	1,003,334	3.96	0.24	631,665	0.24
0.25 – 0.42	907,000	2.30	0.26	907,000	0.26
0.43 – 0.54	2,115,000	1.24	0.46	2,115,000	0.46
0.55 – 0.67	1,260,000	0.49	0.67	1,260,000	0.67
	5,285,334	1.76	0.43	4,913,665	0.45

11.   Related party transactions

Shared office expenses

Minco Silver and Minco Gold shared offices and certain administrative expenses in Beijing up to July 31, 2015.  Minco Silver, Minco Base Metals Corporation ("MBM"), and Minco Gold share offices and certain administrative expenses in Vancouver. MBM is a company over which the Company's CEO has significant influence.

Due to and due from related parties

a)  As at September 30, 2016, the Company had $328,453 due to Minco Silver (December 31, 2015 – $177,330) which included the unpaid shared office expenses, and the expenditures Minco Silver had paid on behalf of the Company in connection with the  Company's Retained Assets in China. The Company also had $534,081 due from Minco Silver (December 31, 2015 - $Nil), which represents the net amount Minco China received from 208 team lawsuit on behalf of the Company. As at September 30, 2016, the Company had a net receivable from Minco Silver in the amount of $205,628.

b) As at September 30, 2016, the Company had $17,199 due from MBM (December 31, 2015 $12,387), in relation to shared office expenses.

The amounts due to related parties are unsecured, non-interest bearing and payable on demand.
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Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and nine months ended September 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

11.   Related party transactions (continued)

Key management compensation

Key management includes the Company's directors and senior management. This compensation is included in exploration costs and administrative expenses.

For the three and nine months ended September 30, 2016 and 2015, the following compensation was paid to key management:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	$	$	$	$
Cash remuneration	65,478	53,174	203,254	198,174
Share-based compensation	25,789	10,812	79,404	30,990
Total	91,267	63,985	282,658	229,164

Transactions with related parties were conducted in the normal course of business.

12.   Financial instruments

Financial assets and liabilities that are recognized on the balance sheet at fair value can be classified in a hierarchy that is based on the significance of the inputs used in making the measurements.  The levels in the hierarchy are:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3 - inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

Financial instruments that are not measured at fair value on the balance sheet are represented by cash and cash equivalents, short-term investment, receivables, due from related parties, account payable and accrued liabilities, and due to related parties. The fair values of these financial instruments approximate their carrying value due to their short-term nature.

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